Exhibit 99

CBS CORPORATION REPORTS FIRST QUARTER 2011 RESULTS

OIBDA of $576 Million Up 64% Versus Adjusted OIBDA Last Year

Reported OIBDA Up 96%

Diluted EPS of $.29 Up Nearly Six-Fold Versus Adjusted Diluted EPS Last Year

Free Cash Flow of $853 Million Up 29%

New York, New York, May 3, 2011 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the first quarter ended March 31, 2011.

“CBS’s first quarter performance demonstrates the extraordinary momentum we have created in our businesses,” said Sumner Redstone, Executive Chairman, CBS Corporation.  “Our industry-leading content and multi-platform distribution continue to provide a competitive advantage that fuels our ongoing success.  Going forward, I am very confident that the strategies employed by our management team will propel us to even greater heights throughout the rest of the year and beyond.”

“Across the board, this was an exceptionally strong quarter for CBS, giving us a tremendous start in 2011,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “Our first quarter performance was driven by strong underlying advertising revenue growth and increases in non-advertising revenue streams, as we continue to maximize the value of CBS’s world-class content. In addition, the strategic actions taken to strengthen our business model, including CBS Television’s new NCAA agreement, have helped deliver yet another consecutive quarter of year-over-year margin expansion.  We are particularly pleased with our substantial free cash flow generation, and we remain committed to returning a substantial portion of this cash to shareholders through the combination of share repurchases and dividends. Looking ahead, we have great momentum heading into this year’s Upfront marketplace, and we continue to enter into lucrative retransmission, syndication and online distribution deals.  As we increasingly capitalize on these opportunities, we are confident that we will drive growth over the long term by focusing on our strategy to drive higher recurring revenue streams and diversify our businesses while delivering value to our shareholders.”

First Quarter 2011 Results

Revenues of $3.51 billion for the first quarter of 2011 decreased less than 1% from $3.53 billion for the same quarter last year, despite the benefit to 2010 from CBS Television Network’s broadcast of Super Bowl XLIV, as well as the new programming agreement for the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”) which resulted in lower revenues, but higher profits for 2011. Taken together, these two noncomparable items lowered the first quarter 2011 revenue comparison by approximately 10 percentage points, as strong underlying advertising revenue growth and increased affiliate and subscription fees benefited the Company during the quarter.

Operating income before depreciation and amortization (“OIBDA”) of $576 million for the first quarter of 2011 increased 64% from adjusted OIBDA of $351 million for the same prior-year period, driven by significant growth and margin expansion in every business segment.  The OIBDA margin of 16% for the first quarter of 2011 increased by six percentage points from last year’s first quarter adjusted OIBDA margin, driven by the aforementioned underlying revenue growth, the impact of the new programming agreement for the NCAA Tournament and the absence of the Super Bowl XLIV broadcast.

Operating income for the first quarter of 2011 more than doubled to $437 million from adjusted operating income of $210 million for the same quarter last year.

Net earnings were $202 million for the first quarter of 2011, or $.29 per diluted share, up from adjusted net earnings of $34 million, or $.05 per diluted share, for the same quarter last year due to the aforementioned OIBDA growth and a decrease to interest expense of $28 million, reflecting the benefit of the Company’s 2010 debt reduction activities.

Adjusted results for the first quarter of 2010 exclude restructuring charges of $57 million and $26 million of discrete tax items.  For the first quarter of 2010, reported OIBDA was $294 million, operating income was $153 million and net loss was $26 million, or a loss of $.04 per diluted share.  For the first quarter of 2011, there were no items that required results to be adjusted.  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Free cash flow for the first quarter of 2011 increased 29% to $853 million from $660 million for the first quarter of 2010, principally reflecting higher OIBDA. This growth was achieved despite the benefit to free cash flow in 2010 from the Super Bowl XLIV broadcast on the CBS Television Network.

Balance Sheet and Liquidity

During the first quarter, the Company repurchased 11.8 million shares of CBS Corp. Class B Common Stock for $250 million under its $1.5 billion share repurchase program.  Additionally, during the first quarter, the Company extended its $2.0 billion credit facility through March 2015, at better borrowing rates. At March 31, 2011, the Company’s cash balance was $972 million, debt outstanding was $5.99 billion and there were no credit facility borrowings.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type and its OIBDA and operating income by segment for the three months ended March 31, 2011 and 2010.  Adjusted OIBDA and adjusted operating income by segment for the three months ended March 31, 2010 exclude restructuring charges.  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended
	March 31,
Revenues by Segment	2011	2010
Entertainment	$1,994	$2,081
Cable Networks	393	368
Publishing	155	152
Content Group	2,542	2,601
Local Broadcasting	621	606
Outdoor	413	392
Local Group	1,034	998
Eliminations	(66)	(68)
Total Revenues	$3,510	$3,531

	Three Months Ended
	March 31,
Revenues by Type	2011	2010
Advertising	$2,292	$2,381
Content licensing and distribution	740	714
Affiliate and subscription fees	420	383
Other	58	53
Total Revenues	$3,510	$3,531

	Three Months Ended
	March 31,
Adjusted OIBDA	2011	2010
Entertainment	$268	$145
Cable Networks	153	101
Publishing	7	3
Content Group	428	249
Local Broadcasting	169	134
Outdoor	49	32
Local Group	218	166
Corporate	(52)	(39)
Residual costs	(19)	(26)
Eliminations	1	1
Adjusted OIBDA	576	351
Restructuring charges	—	(57)
Total OIBDA	$576	$294

	Three Months Ended
	March 31,
Adjusted Operating Income (Loss)	2011	2010
Entertainment	$230	$104
Cable Networks	147	95
Publishing	5	2
Content Group	382	201
Local Broadcasting	143	109
Outdoor	(12)	(31)
Local Group	131	78
Corporate	(58)	(44)
Residual costs	(19)	(26)
Eliminations	1	1
Adjusted Operating Income	437	210
Restructuring charges	—	(57)
Total Operating Income	$437	$153

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Films and CBS Interactive)

Entertainment revenues for the first quarter of 2011 decreased 4% to $1.99 billion from $2.08 billion for the same prior-year period, reflecting the absence of the 2010 broadcast of Super Bowl XLIV on the CBS Television Network and the impact of the new, more profitable, programming agreement for the NCAA Tournament beginning in 2011.  In aggregate, these items impacted the first quarter of 2011 revenue comparison at Entertainment by 17 percentage points.  Underlying results reflect the benefit to network sports and primetime advertising of higher pricing as well as higher content licensing and distribution revenues driven by increased domestic syndication sales.

Entertainment OIBDA for the first quarter of 2011 increased 85% to $268 million from adjusted OIBDA of $145 million for the same prior-year period with a six percentage point improvement in the margin to 13%.  The strong margin growth reflects an increase in high margin primetime advertising revenues, the impact of the new programming agreement for the NCAA Tournament and lower programming costs from the absence of the 2010 broadcast of Super Bowl XLIV.  Adjusted OIBDA excludes restructuring charges of $11 million for the first quarter of 2010.

Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks)

Cable Networks revenues for the first quarter of 2011 increased 7% to $393 million from $368 million for the same prior-year period driven by rate increases and growth in subscriptions at both Showtime Networks and CBS Sports Network.  Showtime Networks (which includes Showtime, The Movie Channel and Flix) subscriptions totaled 69 million as of March 31, 2011, up by 6 million from the same time last year, due to higher cable, direct broadcast satellite and telephone company subscriptions.  CBS Sports Network subscriptions of 41 million were up by 5 million compared to one year ago, resulting from increased cable subscriptions, driven by the Company’s ten year carriage agreement with Comcast entered into in 2010, and higher direct broadcast satellite subscriptions.

Cable Networks OIBDA for the first quarter of 2011 increased 51% to $153 million from $101 million for the same prior-year period, reflecting revenue growth and the timing of programming costs.

Publishing (Simon & Schuster)

Publishing revenues for the first quarter of 2011 increased 2% to $155 million from $152 million for the same prior-year period, including strong growth in sales of digital content.  Digital content revenues more than doubled last year’s first quarter digital sales and represented 18% of Publishing’s total revenues.  Best-selling titles in the first quarter included Sing You Home by Jodi Picoult, I’ll Walk Alone by Mary Higgins Clark and The 17 Day Diet by Dr. Mike Moreno.

Publishing OIBDA for the first quarter of 2011 more than doubled to $7 million, driven by lower shipping, production and returns costs from the significant increase in digital sales as a percentage of total revenues.  Adjusted OIBDA for the first quarter of 2010 excludes restructuring charges of $1 million.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the first quarter of 2011 increased 2% to $621 million from $606 million for the same prior-year period, primarily driven by higher advertising sales and higher retransmission revenues.  Despite the difficult comparison to the first quarter of 2010, which included the benefit to the CBS television stations from the 2010 Super Bowl broadcast, higher political advertising sales, and revenues from a television station that was sold in August 2010, CBS Television Stations revenues increased 1% reflecting growth in many key advertising categories, including automotive, financial services and travel and leisure.  CBS Radio revenues increased 4%, reflecting the improved advertising marketplace, with growth in automotive, retail and financial services, and increased market share.

Local Broadcasting OIBDA for the first quarter of 2011 increased 26% to $169 million from adjusted OIBDA of $134 million for the same prior-year period, primarily due to the revenue growth and lower programming costs.  The OIBDA margin of 27% for the first quarter of 2011 increased by five percentage points from last year’s first quarter adjusted OIBDA margin.  Adjusted OIBDA for the first quarter of 2010 excludes $25 million of restructuring charges.

Outdoor (CBS Outdoor)

Outdoor revenues for the first quarter of 2011 increased 5% to $413 million from $392 million for the same prior-year period resulting from the continued improvement in the outdoor advertising marketplace.  Revenues for the Americas (comprising North America and South America) for the first quarter of 2011 increased 11% in constant dollars from the same prior-year period, driven by growth in the U.S. billboards and displays businesses, including the impact of new transit contracts entered into in 2010.  Revenues for Europe decreased 6% in constant dollars, reflecting weakness in the European economy.

Outdoor OIBDA for the first quarter of 2011 increased 53% to $49 million from adjusted OIBDA of $32 million for the same prior-year period due to the revenue growth.  Adjusted OIBDA for the first quarter of 2010 excludes restructuring charges of $20 million.

Corporate

Corporate expenses before depreciation expense increased $13 million to $52 million for the first quarter of 2011 from $39 million for the same quarter last year reflecting the timing of expenses and expense increases associated with the Company’s higher stock price.

Residual Costs

Residual costs include pension and postretirement benefits costs for benefit plans retained by the Company for previously divested businesses. Residual costs decreased $7 million to $19 million for the first quarter of 2011 from $26 million for the same quarter last year, primarily due to the favorable performance of pension plan assets in 2010 as well as the benefit from pre-funding pension plans at the end of 2010.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films), and sustainable media (EcoMedia).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks.  The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

Stacy Roughan
Vice President, Corporate Communications
(212) 975-1942
stacy.roughan@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$3,510	$3,531

Operating income	437	153

Interest expense	(110)	(138)
Interest income	2	1
Gain on early extinguishment of debt	—	3
Other items, net	9	(13)
Earnings before income taxes	338	6

Provision for income taxes	(122)	(21)
Equity in loss of investee companies, net of tax	(14)	(11)
Net earnings (loss)	$202	$(26)

Basic net earnings (loss) per common share	$.30	$(.04)

Diluted net earnings (loss) per common share	$.29	$(.04)

Weighted average number of common shares outstanding:
Basic	674	676
Diluted	693	676

Dividends per common share	$.05	$.05

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At	At
	March 31, 2011	December 31, 2010

Assets

Cash and cash equivalents	$972	$480
Receivables, net	3,146	3,248
Programming and other inventory	438	725
Prepaid expenses and other current assets	1,081	882
Total current assets	5,637	5,335
Property and equipment	5,140	5,105
Less accumulated depreciation and amortization	2,498	2,411
Net property and equipment	2,642	2,694
Programming and other inventory	1,339	1,425
Goodwill	8,622	8,524
Intangible assets	6,607	6,624
Other assets	1,525	1,541
Total Assets	$26,372	$26,143

Liabilities and Stockholders’ Equity

Accounts payable	$376	$439
Participants’ share and royalties payable	984	943
Program rights	780	601
Current portion of long-term debt	26	27
Accrued expenses and other current liabilities	2,029	2,016
Total current liabilities	4,195	4,026
Long-term debt	5,968	5,973
Other liabilities	6,429	6,323
Total Stockholders’ Equity	9,780	9,821
Total Liabilities and Stockholders’ Equity	$26,372	$26,143

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2011	2010

Operating Activities:
Net earnings (loss)	$202	$(26)
Adjustments to reconcile net earnings (loss) to net cash flow provided by operating activities:
Depreciation and amortization	139	141
Stock-based compensation	34	33
Equity in loss of investee companies, net of tax and distributions	16	11
Change in assets and liabilities, net of effects of acquisitions	503	542
Net cash flow provided by operating activities	894	701
Investing Activities:
Acquisitions, net of cash acquired	(53)	(2)
Capital expenditures	(41)	(41)
Investments in and advances to investee companies	(26)	(31)
Proceeds from dispositions	13	—
Other investing activities	4	—
Net cash flow used for investing activities	(103)	(74)
Financing Activities:
Repayment of notes and debentures	(2)	(17)
Payment of capital lease obligations	(4)	(4)
Dividends	(37)	(37)
Purchase of Company common stock	(296)	(25)
Proceeds from exercise of stock options	10	2
Excess tax benefit from stock-based compensation	35	10
Decrease to accounts receivable securitization program	—	(400)
Other financing activities	(5)	—
Net cash flow used for financing activities	(299)	(471)
Net increase in cash and cash equivalents	492	156
Cash and cash equivalents at beginning of period	480	717
Cash and cash equivalents at end of period	$972	$873

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA, and Adjusted Operating Income (Loss)

The following tables set forth the Company’s OIBDA and operating income for the three months ended March 31, 2011.  The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in loss of investee companies, net of tax; Provision for income taxes; Other items, net; Gain on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The following tables also set forth the Company’s adjusted OIBDA and adjusted operating income for the three months ended March 31, 2010. The Company defines “Adjusted OIBDA” as OIBDA before restructuring charges and “Adjusted Operating Income” as Operating Income (Loss) before restructuring charges.

The Company uses OIBDA, Adjusted OIBDA and Adjusted Operating Income, as well as OIBDA, Adjusted OIBDA and Adjusted Operating Income margins, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and these measures are among the primary measures used by management for planning and forecasting of future periods.  These measures are important indicators of the Company’s operational strength and performance of its business because they provide a link between profitability and operating cash flow.  The Company believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA, Adjusted OIBDA and Adjusted Operating Income are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA, Adjusted OIBDA and Adjusted Operating Income exclude certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of OIBDA and Adjusted OIBDA to net earnings (loss) and OIBDA, Adjusted OIBDA and Adjusted Operating Income for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

	Three Months Ended March 31, 2011

		Depreciation	Operating	Restructuring	Operating
	OIBDA	and Amortization	Income/(Loss)	Charges	Income/(Loss)
Entertainment	$268	$(38)	$230	$—	$230
Cable Networks	153	(6)	147	—	147
Publishing	7	(2)	5	—	5
Content Group	428	(46)	382	—	382
Local Broadcasting	169	(26)	143	—	143
Outdoor	49	(61)	(12)	—	(12)
Local Group	218	(87)	131	—	131
Corporate	(52)	(6)	(58)	—	(58)
Residual Costs	(19)	—	(19)	—	(19)
Eliminations	1	—	1	—	1
Total	$576	$(139)	$437	$—	$437
Margins	16%		12%		12%

	Three Months Ended March 31, 2010
			Adjusted
	Adjusted	Depreciation	Operating	Restructuring	Operating
	OIBDA	and Amortization	Income/(Loss)	Charges	Income/(Loss)
Entertainment	$145	$(41)	$104	$(11)	$93
Cable Networks	101	(6)	95	—	95
Publishing	3	(1)	2	(1)	1
Content Group	249	(48)	201	(12)	189
Local Broadcasting	134	(25)	109	(25)	84
Outdoor	32	(63)	(31)	(20)	(51)
Local Group	166	(88)	78	(45)	33
Corporate	(39)	(5)	(44)	—	(44)
Residual Costs	(26)	—	(26)	—	(26)
Eliminations	1	—	1	—	1
Total	$351	$(141)	$210	$(57)	$153
Margins	10%		6%		4%

	Three Months Ended March 31,
	2011	2010
Adjusted OIBDA	$576	$351
Restructuring charges	—	(57)
Total OIBDA	576	294
Depreciation and amortization	(139)	(141)
Operating income	437	153
Interest expense	(110)	(138)
Interest income	2	1
Gain on early extinguishment of debt	—	3
Other items, net	9	(13)
Earnings before income taxes	338	6
Provision for income taxes	(122)	(21)
Equity in loss of investee companies, net of tax	(14)	(11)
Net earnings (loss)	$202	$(26)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities less capital expenditures.  The Company’s calculation of free cash flow includes capital expenditures since investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management.  Free cash flow is one of several components of incentive compensation targets for certain management personnel.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow as a measure of liquidity has certain limitations, and does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
	2011	2010
Net cash flow provided by operating activities	$894	$701
Capital expenditures	(41)	(41)
Free cash flow	$853	$660

The following table presents a summary of the Company’s cash flows:

	Three Months Ended
	March 31,
	2011	2010
Net cash flow provided by operating activities	$894	$701
Net cash flow used for investing activities	$(103)	$(74)
Net cash flow used for financing activities	$(299)	$(471)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions, except per share amounts)

2010 Adjusted Results

The following table reconciles financial measures excluding restructuring charges and discrete tax items to the reported measures included in this earnings release.  The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, provides a clearer perspective on the current underlying performance of the Company and makes it easier to compare the Company’s year-over-year results.

	Three Months Ended March 31, 2010
	2010	Restructuring	Tax	2010
	Reported	Charges (a)	Items (b)	Adjusted
Revenues	$3,531	$—	$—	$3,531
OIBDA	294	57	—	351
OIBDA margin	8%			10%

Operating income	153	57	—	210
Interest expense	(138)	—	—	(138)
Interest income	1	—	—	1
Gain on early extinguishment of debt	3	—	—	3
Other items, net	(13)	—	—	(13)
Earnings before income taxes	6	57	—	63
Provision for income taxes	(21)	(23)	26	(18)
Effective income tax rate	n/m			29%

Equity in loss of investee companies, net of tax	(11)	—	—	(11)
Net earnings (loss)	$(26)	$34	$26	$34
Diluted EPS	$(.04)	$.05	$.04	$.05
Diluted weighted average number of common shares outstanding	676			692

a)             Restructuring charges at Entertainment, Publishing, Local Broadcasting and Outdoor primarily reflecting severance costs associated with the elimination of positions and contract terminations.

b)            Comprising a $62 million reduction of deferred tax assets associated with the enactment of the Patient Protection and Affordable Care Act in 2010, partially offset by a $26 million reversal of previously established deferred tax liabilities and a $10 million tax benefit from the settlements of state and local income tax audits.